Compliance Manual – Appendix P.1

INVESTMENT MANAGERS SERIES TRUST AND
INVESTMENT MANAGERS SERIES TRUST II
CODE OF ETHICS

1. BACKGROUND

Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”) requires Investment Managers Series Trust and Investment Managers Series Trust II (each, a “Trust” and collectively, the “Trusts”), each a registered investment company, to adopt a written Code of Ethics.  The Rule also requires investment advisors and principal underwriters (each, a “Fund Organization”) of the Trusts to adopt a written Code of Ethics and to report to the Board of Trustees of each Trust (each, a “Board”) any material compliance violations.  The Board may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent “access persons” (summarized below and further defined in Exhibit 1) from engaging in fraud.  In addition, certain key “investment personnel” (summarized below and defined in Exhibit 1) of a Fund Organization are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placement (a “Limited Offering”). Advisors and Sub-Advisors of the Trust who have adopted a Code of Ethics, that has been approved by the Trust’s Chief Compliance Officer and the Board, are not required to follow this Code of Ethics.

2. KEY DEFINITIONS

For other definitions, see Exhibit 1

The term “Access Person” is defined to include: (i) any director, officer, general partner or key investment personnel of the Trust or of an investment advisor to the Trust; (ii) any supervised person of an investment advisor to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (each, a “Fund”), or who is involved in making securities recommendations for a Fund and (iii) any director, officer, or general partner of a principal underwriter who has knowledge of the investment activities of a series of the Trust.  The Trust’s Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Access Persons (see Exhibit 2)

The term “Investment Personnel” is defined to include (i) any employee of the Trust or of an investment advisor to the Trust who regular participates in making recommendations regarding the purchase or sale of securities of a Fund; and (ii) any natural person who controls the Trust or an investment advisor to the Trust who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund. The Fund Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Investment Personnel, (see Exhibit 2). Investment Personnel are also Access Persons.

The term “Reportable Fund” for a particular Access Person, means any mutual fund for which the investment advisor with whom the Access Person is associated, if any, (the “Associated Advisor”) serves as investment advisor (including any sub-advisor) or any mutual fund whose investment advisor or principal underwriter controls the Associated Advisor, is controlled by the Associated Advisor, or is under common control with the Associated Advisor.

Compliance Manual – Appendix P.1

3. GENERAL PROHIBITIONS UNDER THE RULE

The Rule prohibits fraudulent activities by affiliated persons of Trust or Fund Organization. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme or artifice to defraud a Fund;

(b)
make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)	to engage in any manipulative practice with respect to a Fund.

4. COMPLIANCE OFFICERS

In order to meet the requirements of the Rule, the Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions on an initial, quarterly and annual basis (the “Reports”).  The officers of the Trust will appoint a compliance officer for each Fund Organization and for the Trust (each a “Fund Compliance Officer”) to receive and review Reports delivered to a Fund Compliance Officer in accordance with Section 5 below.  In turn, the officers of the Trust will report to the Board any material violations of the Code of Ethics in accordance with Section 7 below.

5. ACCESS PERSON REPORTS

All Access Persons are required to submit the following reports to the Fund Compliance Officer for themselves and any immediate family member residing at the same address. In lieu of providing the Reports, an Access Person may submit brokerage statements or transaction confirmations that contain duplicate information. The Access Person should arrange to have brokerage statements and transaction confirmations sent directly to the Fund Compliance Officer (see Exhibit 3 for the form of an Authorization Letter):

(a)
Initial Holdings Report. Within ten days of becoming an Access Person (and the information must be current as of no more than 45 days prior to becoming an Access Person), each Access Person must report the following information:

(1)
The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted by the Access Person.

A form of the Initial Holdings Report is attached as Exhibit 4.

Compliance Manual – Appendix P.1

(b)	Quarterly Transaction Reports. Within thirty days of the end of each calendar quarter, each Access Person must report the following information

(1)	With respect to any transaction during the quarter in a Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership:

(i)
The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund involved;

(ii)	The nature of the transaction (i.e., purchase, sale);

(iii)	The price of the Covered Security and/or Reportable Fund at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	the date that the report is submitted by the Access Person.

A form of the Quarterly Transaction Report is attached as Exhibit 5.

(c)    Annual Holdings Reports. Each year, the Access Person must report the following information within 30 days of the end of the calendar year (and the information must be current as of no more than 45 days prior to the date of the report):

(1)
The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted by the Access Person.

A form of the Annual Holdings Report is attached as Exhibit 4.

Compliance Manual – Appendix P.1

6. EXCEPTIONS TO REPORTING REQUIREMENTS

(a)	Principal Underwriter. An Access Person of a Fund’s principal underwriter is not required to make any Reports under Section 5 above if the principal underwriter:

(1)	is not an affiliated person of the Trust or any investment advisor to a Fund.

(2)	has no officer, director or general partner who serves as an officer, director or general partner of the Trust or of any investment advisor to a Fund.

(b)
Independent Trustee. A trustee of the Trust who is not an ‘interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act (an “Independent Trustee”) is not required to:

(1)	file an Initial Holdings Report or Annual Holdings Report; and

(2)
file a Quarterly Transaction Report, unless the Independent Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during a 15 day period immediately before or after his or her transaction in a Covered Security, that a Fund purchased or sold the Covered Security, or a Fund or its investment advisor considered purchasing or selling the Covered Security.

(c)	No person shall be required to make any Reports under Section 5 with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

7. ADMINISTRATION OF THE CODE OF ETHICS--REPORTING VIOLATIONS AND CERTIFYING COMPLIANCE

(a)	Each Fund Organization must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics;

(b)	Each Fund Compliance Officer shall circulate the Code of Ethics and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood;

(c)
Each Fund Compliance Officer shall compare all Reports with completed and contemplated portfolio transactions of a Fund to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

No Access Person shall review his or her own Report(s). The Fund Compliance Officer shall appoint an alternate to review his or her own Reports if the Fund Compliance Officer is also an Access Person.

(d)
On an annual basis, each Fund Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Compliance Officer for review by the Board; and

(e)	On an annual basis, each Fund Organization shall certify to the Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

Compliance Manual – Appendix P.1

8. COMPLIANCE WITH OTHER SECURITIES LAWS

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Access Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on access persons and others in certain situations. It is expected that access persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

9. PROHIBITED TRADING PRACTICES

(a)
No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such action would violate any provision of section 3 or this Code and such security to his or her actual knowledge at the time of such purchase or sale:

(i)	is being considered for purchase or sale by a Fund;

(ii)
is in the process of being purchased or sold by a Fund (except that an access person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization).

(b)
Investment Personnel of a Fund or its investment advisor must obtain approval from the Fund or the Fund’s investment advisor before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering.

(c)	No Access Person may trade ahead of a Fund -- a practice known as “front running.”

10. INSIDER TRADING

Trustee and Officers of the Trust

The Trust forbids any Trustee or Officer from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of law. This conduct is frequently referred to as “insider trading.” The Trust’s policy applies to every Trustee and Officer, and extends to activities within and outside their duties on behalf of the Trust. It is also unlawful for a Trustee or officers to use such information for manipulative, deceptive or fraudulent purposes.

Although Trustees and Officers may engage in personal investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, Accordingly, Trustees and Officers must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of their positions with the Trust. If an Officer or Trustee has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, such doubt should be resolved against taking such action.

Compliance Manual – Appendix P.1

Service Providers, Advisor and Sub-Advisors

The Service Providers, Advisors and Sub-Advisors of the Trust have access to confidential information about clients of the Trust, investment advice provided to clients, securities transactions being effected for clients’ accounts and other sensitive information. In addition, from time to time, Service Providers, Advisors and Sub-Advisors or their personnel may come into possession of information that is “material” and “nonpublic” concerning a company or the trading market for its securities.

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, Trustees, Officers, Service Providers, Advisors, and Sub-Advisors may be sued by investors seeking to recover damages for insider trading violations.

It is unlawful for a, Service Provider, Advisor and Sub-Advisor or any of its Access Persons to use such information for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include “front-running,” “scalping” and trading on inside information. “Front-Running” refers to a practice whereby a person takes a position in a security in order to profit based on his or her advance knowledge of upcoming trading by clients in that security which is expected to affect the market price. “Scalping” refers to a similar abuse of client accounts, and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, and then selling out the supervised person’s personal position after the price of the security has risen on the basis of the recommendation or client transactions.

Depending upon the circumstances, Service Providers, Advisors and Sub-Advisors and any Access Person involved may be exposed to potential insider trading or tipping liability under the federal securities laws if an Advisor, Sub-Advisor or any Access Person advises clients concerning, or executes transactions in, securities with respect to which the Advisor or Sub-Advisors possesses material, nonpublic information. In addition a Service Provider, Advisor and Sub-Advisor may be deemed to possess material, nonpublic information known by any of its Access Persons, unless the Service Provider, Advisor and Sub-Advisor has implemented procedures to prevent the flow of that information to others within the Service Provider, Advisor or Sub-Advisor.

Section 204A of the Advisers Act requires that Advisors and Sub-Advisors establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by the Advisor and Sub-Advisor and its Access Persons. Violations of the laws against insider trading and tipping by supervised persons of Advisors and Sub-Advisors can expose the Advisors and Sub-Advisor and any Access Person involved to severe criminal and civil liability. In addition, Advisors and Sub-Advisors and their personnel have ethical and legal responsibilities to maintain the confidence of Advisor and Sub-Advisor clients, and to protect as valuable assets, confidential and proprietary information developed by or entrusted to the Advisor and Sub-Advisor.

Although Service Providers, Advisors and Sub-Advisors may respect the right of their Access Persons to engage in personal investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, Access Persons must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of employment with Service Providers, Advisors and Sub-Advisors. If an Access Person has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, such doubt should be resolved against taking such action.

Compliance Manual – Appendix P.1

General Policies and Procedures Concerning Insider Trading and Tipping

The Trust has adopted the following policies and procedures to: (i) ensure the propriety of supervised person trading activity; (ii) protect and segment the flow of material, nonpublic and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices prohibited by federal and state securities laws and rules.

No Trustee, Officer, or Access person of the Service Providers, Advisors and Sub-Advisors shall engage in transactions in any securities while in possession of material, nonpublic information regarding such securities (so called “insider trading”). Nor shall any Access Person communicate such material, nonpublic information to any person who might use such information to purchase or sell securities (so called “tipping”). The term “securities” includes options or derivative instruments with respect to such securities and other securities that are convertible into or exchangeable for such securities.

1. “Material.” The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers and major litigation. So called “market information,” such as information concerning an impending securities transaction, may also, depending upon the circumstances, be “material.” Because materiality determinations are often challenged with the benefit of hindsight, if a person has any doubt whether certain information is “material,” such doubt should be resolved against trading or communicating such information.

2. “Nonpublic.” Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to such information in publications of general circulation such as The Wall Street Journal or other publisher.

3. “Advisory Information.” Information concerning: (i) specific recommendations made to clients by Advisors and Sub-Advisors; or (ii) prospective securities transactions by clients of an Advisor or and Sub-Advisor (“Advisory Information”) is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.

4. Prohibitions. In the handling of information obtained as a result of employment with Service Providers, Advisors and Sub-Advisors and when engaging in securities transactions, Service Providers, Advisors and Sub-Advisors Access Persons:

•
Shall not disclose material, nonpublic or other confidential information (including Advisory Information) to anyone, inside or outside the Service Provider, Advisor or Sub-Advisor (including Immediate Family members), except to the Chief Compliance Officer or on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

Compliance Manual – Appendix P.1

•	Shall refrain from recommending or suggesting that any person engage in transactions in any security while in possession of material, nonpublic information about that security;
•	Shall abstain from transactions for their own personal accounts or for the account of any client, in any security while in possession of material, nonpublic information regarding that security; and
•	Shall abstain from personal transactions in any security while in possession of Advisory Information regarding that security, except in compliance with the pre-clearance requirements.

Protection of Material, Nonpublic Information

No Trustee, Officer, or Access Person of the Service Providers, Advisors and Sub-Advisors shall intentionally seek, receive or accept information that he or she believes may be material and nonpublic.

On occasion, a company may, as a means to seek investors in restricted or private placement securities issued by it, send to Service Providers, Advisors and Sub-Advisors materials that contain material, nonpublic or other confidential information. Typically, such materials will be accompanied by a transmittal letter (and an inner, sealed package) that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any supervised person of a Service Provider, Advisor and Sub-Advisor receiving any such materials should not open the inner package, but should immediately consult with the Chief Compliance Officer.

Additionally, one of the resources Advisors and Sub-Advisors may use in research efforts are “Expert Networks”. Information received through this channel is handled the same as any other channel. However, prior to engaging the service of an Expert Network, Advisors and Sub-Advisors must obtain and review their policies and procedures surrounding the protection and handling of material non-public information. In the event that an Access Person of Advisor or Sub-Advisor should come into possession of information concerning any company or the market for its securities that the person believes may be material and nonpublic, the Access Person should notify the his or her Chief Compliance Officer immediately.

In addition, such Access Person shall refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates.

Protection of Other Confidential Information

Information relating to past, present, or future activities of clients that has not been publicly disclosed shall not be disclosed to persons, within or outside of Service Providers, Advisors and Sub-Advisors, except for a proper purposes. Access Persons are expected to use their own good judgment in relating to others information in these areas.

Procedures to Safeguard Material, Nonpublic and Other Confidential Information

In the handling of material, nonpublic and other confidential information, including Advisory Information, Access Persons of Service Providers, Advisors and Sub-Advisors shall take appropriate steps to safeguard the confidentiality of such information. Although the offices of Service Providers are not generally open to the public or unannounced visitors, Access Persons must still take precautions to avoid storing nonpublic personal information in plain view in potentially public areas of the Service Provider’s offices. Particular care should be exercised when nonpublic personal information must be discussed or reviewed in public places such as restaurants, elevators, taxicabs, trains or airplanes, where that information may be overheard or observed by third parties.

Compliance Manual – Appendix P.1

Please refer to Appendix P.1 for further description of Service Provider, Trust, Fund, and/or CCO responsibilities pertaining to Personal Investment Activities.

11. SANCTIONS

As to any material violation of this Code of Ethics, each Fund Organization shall adopt trading policies and procedures that provide for sanctions of the Access Persons. Such sanctions may include, but are not limited to: (1) a written reprimand in the Access Person’s employment file; (2) a suspension from employment; and/or (3) termination from employment.

The Board may also impose sanctions as it deems appropriate, including sanctions against the Fund Organization or the Fund Compliance Officer for failure to adequately supervise its Access Persons.

ACKNOWLEDGED AND AGREED:

I have read, and I understand the terms of, this Code of Ethics.

By:
Name:
Title:
Fund Organization:
Date:

Compliance Manual – Appendix P.1

Exhibit 1

Definitions

Access Person.  (i) any director, officer, general partner or Advisory Person of a Fund or of a Fund’s investment advisor; (ii) any supervised person of an investment advisor to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (each, a “Fund”), or who is involved in making securities recommendations for a Fund; and (iii)any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Advisory Person.  (i) any employee of the Fund or of a Fund’s investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Control.  The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Covered Security.  Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; and (iv) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.

Fund.  A series of the Trust.

Immediate Family Member. Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship).

Initial Public Offering (IPO). An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel.  (i)    any employee of the Trust, a Fund or investment advisor (or of any company in a control relationship to the Trust, a Fund or investment advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the Trust, a Fund or investment advisor and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Limited Offering. An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Compliance Manual – Appendix P.1

Purchase or Sale of a Covered Security.  Includes, among other things, the writing of an option to purchase or sell a Covered Security.

Reportable Fund.  Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment advisor with whom the Access Person is associated, if any, (the “Associated Advisor”) serves as investment advisor (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment advisor or principal underwriter controls the Associated Advisor, is controlled by the Associated Advisor, or is under common control with the Associated Advisor.

Security.  Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Compliance Manual – Appendix P.1

Exhibit 2

List of Access Persons and Investment Personnel

Name	Title	Acknowledgement of Receipt of Code of Ethics	Is this Person also an Investment Personnel?

Compliance Manual – Appendix P.1

Exhibit 3

Form of Authorization Letter

Date
Name of Broker
Address

Re:	Brokerage Statements of [name of employee]

Ladies and Gentlemen:

The above referenced person is an employee of [name of Fund Organization]. Federal securities laws require that we monitor the personal securities transactions of certain key personnel. By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee’s brokerage statements and transaction confirmations to:

[Compliance Officer]
[Fund Organization]
[Address]

Should you have any questions, please contact the undersigned at [number].

Very truly yours,

AUTHORIZATION:

I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature:
Name:
SSN:
Account Number:

Compliance Manual – Appendix P.1

Exhibit 4
Initial Holdings Report & Annual Holdings Report
(Complete Initial within ten days of becoming an Access Person)
(Information to be current with 45 days of date of Report)

Date:

Note: In lieu of this Report, you may submit duplicate copies of your brokerage statements

1.  HOLDINGS
Name and Type of Covered Security or Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2. BROKERAGE ACCOUNTS
Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Reviewed:
(Compliance Officer signature)
Date:

Compliance Manual – Appendix P.1

Exhibit 5
Quarterly Transaction Report
(Complete within thirty days of the quarter-end)

Date:

Note:  In lieu of this Report, you may submit duplicate copies of your brokerage statements

1.  TRANSACTIONS

Name of Covered Security or Reportable Fund	Ticker Symbol or CUSIP	Broker	Number of Shares or Interest Rate, Maturity Date & Principal Amount	Nature of Transaction (i.e., buy, sale)	Purchase Price	Date of Transaction

2.  BROKERAGE ACCOUNTS OPENED DURING QUARTER

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Reviewed:
(Compliance Officer Signature)

Date:

Compliance Manual – Appendix P.1

INVESTMENT MANAGERS SERIES TRUST AND
INVESTMENT MANAGERS SERIES TRUST II
Undertaking Regarding Code of Ethics

1.   BACKGROUND

Rule 17j-l (the “Rule”) under the Investment Company Act of 1940 (the “Investment Company Act”) requires Investment Managers Series Trust and Investment Managers Series Trust II (each, a “Trust” and collectively, the “Trusts”), as registered investment companies, to adopt a written Code of Ethics. The Rule also requires investment advisors to and principal underwriters for (each a “Fund Organization”) the Trusts to adopt a written Code of’ Ethics and to report to the Boards of Trustees of the Trusts (each, a “Board”) any material compliance violations. The Board may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent “access persons” (as the term is explained below) from engaging in fraud. In addition, certain key “investment personnel” (as the term is explained below) of a Fund Organization are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placements (a “Limited Offerings”).

2.  KEY DEFINITIONS

The term “Access Person” is defined to include: (i) any director, officer, general partner or key investment personnel of the Trust or an investment advisor to the Trust; (ii) any supervised person of an investment advisor to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund and (iii) any director, officer, or general partner of a principal underwriter who has knowledge of the investment activities of a series of the Trust. The Fund Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Access Persons (see Exhibit 2)

The term “Investment Personnel” is defined to include (i) any employee of the Trust or an investment advisor to the Trust who regular participates in making recommendations regarding the purchase or sale of securities of a Fund; and (ii) any natural person who controls the Trust or an investment advisor to the Trust who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund. The Fund Compliance Officer (defined below) will notify an employee if that person fits the above definition and maintain a list of all Investment Personnel, (see Exhibit 2). Investment Personnel are also Access Persons.

The term “Reportable Fund” for a particular Access Person, means any Fund for which the investment advisor with whom the Access Person is associated, if any, (the “Associated Advisor”) serves as investment advisor (including any sub-advisor) or any Fund whose investment advisor or principal underwriter controls the Associated Advisor, is controlled by the Associated Advisor, or is under common control with the Associated Advisor.

3.  PROCEDURES IN PLACE

In order to meet the requirements of the Rule, a Code of Ethics should provide a procedure for detecting and preventing material trading abuses and, for each Fund, should require Access Persons to report personal securities transactions on an initial, quarterly and annual basis. The CCO or his/her designee should be designated within each Fund Organization to receive and review these reports.

A Fund Organization may adopt its own Code of Ethics, subject to the review and approval of the Board. Any subsequent material change to the Fund Organization’s Code of Ethics must be approved by the Board.

Compliance Manual – Appendix P.1

In the alternative, a Fund Organization may adopt the standard Code of Ethics for the Trust which is attached to this Undertaking. An investment advisor to a Fund should take care that its Form ADV properly reflects the terms of its Code of Ethics,

In the event a Fund Organization adopts its own Code of Ethics, the Board will review that code to ensure that, at a minimum, the following components are included:

•	the appointment of a compliance officer and alternate to review personal securities transactions of Access Persons;

•	the maintenance by the compliance officer of a current list of all Access Persons and Investment Personnel;

•	an initial holdings report within ten days of the start of employment of an Access Person;

•	a requirement that all Access Person are to report quarterly transactions within thirty days of the end of each quarter;

•	a requirement that all Access Persons report certain securities holdings on an annual basis;

•	a review procedure by the compliance officer of all Access Person reports.

•	a method by which Access Persons are disciplined and/or sanctioned for failure to adhere to the Code of Ethics including the failure by an Access Person to submit reports on a timely basis; and

•	a procedure in place whereby Investment Personnel receive pre-clearance for an investment in an IPO or a Limited Offering.

A Fund Organization may combine its Code of Ethics with other trading policies and procedures.  However, in the event the Code of Ethics conflicts with the Fund Organization’s trading policies and procedures, the terms of the Code of Ethics shall prevail.

The Trust will file all Codes of Ethics with its registration statement.

4.  ANNUAL ISSUES AND CERTIFICATION REPORT

A Fund Organization is required to periodically report to the Board on issues raised under its Code of Ethics. Specifically, on an annual basis (see paragraph 6 below), each Fund Organization must provide the Board (i) a written report that describes issues that arose during the previous year under the Code of Ethics including material code or procedure violations and sanctions imposed in response to those material violations and (ii) a certification that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

5.  INITIAL CERTIFICATION

On behalf of the undersigned Fund Organization, the following duly authorized representative of the Fund Organization certifies that:

Compliance Manual – Appendix P.1

The Fund Organization has adopted the Trust’s Code of Ethics and it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

The Fund Organization has adopted its own Code of Ethics which is attached to this Certification. Further, the Fund Organization acknowledges and certifies that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

Acknowledged and Certified:

By:
Name:
Title:
Date:

Name of Fund Organization:
(The investment advisor or principal underwriter)
Name of Compliance Officer:

Name of Alternate Officer:

Name of Fund:
(The series of Investment Managers Series Trust or Investment Managers Series Trust II)

6.  ANNUAL RE-CERTIFICATION
(To be certified before each annual review meeting of the Board of Trustees)

[ ]	The Fund Organization has had no material violations of its Code of Ethics or the procedures adopted to implement its Code of Ethics, other than those specified on the attached report.

[ ]	The Fund Organization acknowledges and certifies that it has procedures in place reasonably necessary to prevent Access Persons from violating its Code of Ethics.

[ ]
The Fund Organization has materially changed its Code of Ethics, the revised Code of Ethics was sent to the Board immediately for its approval and the Board approved the revised Code of Ethics within six months of the material change.

Acknowledged and Certified:

By:
Name:
Title:
Date:

Name of Fund Organization:
(The investment advisor or principal underwriter)

Compliance Manual – Appendix P.1

Name of Compliance Officer:

Name of Alternate Officer:
Name of Fund:
(The series of Investment Managers Series Trust or Investment Managers Series Trust II)